TIDAL TRUST II 485BPOS

Exhibit 99(p)(vi)

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Code of Ethics Statement

Background

In accordance with SEC regulations, Nicholas Wealth Management (“NWM“) has adopted a code of ethics to:

•	Set forth standards of conduct expected of all supervised persons (including compliance with federal securities laws).
•	Safeguard material non-public information about client transactions; and
•	Require “access persons“ to report their personal securities transactions. In addition, the activities of an investment adviser and its personnel must comply with the broad antifraud provisions of Section 206 of the Advisers Act.

Introduction

As an investment advisory firm, NWM has an overarching fiduciary duty to its clients. They deserve its undivided loyalty and effort, and their interests come first. NWM has an obligation to uphold that fiduciary duty and see that its personnel do not take inappropriate advantage of their positions and the access to information that comes with their positions.

NWM holds its supervised persons accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

•	Always place the interest of the clients first and never benefit at the expense of advisory clients.
•	Always act in an honest and ethical manner, including in connection with the handling and avoidance of actual or potential conflicts of interest between personal and professional relationships.
•	Always maintain the confidentiality of information concerning the identity of security holdings and financial circumstances of clients.
•	Fully comply with applicable laws, rules and regulations of federal, state, and local governments and other applicable regulatory agencies; and
•	Proactively promote ethical and honest behavior with NWM including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics.

Failure to comply with NWM's Code of Ethics may result in disciplinary action, up to and including termination of employment.

Definitions

“Access Person” includes any supervised person who has access to non-public information regarding any client's purchase or sale of securities, or non-public information regarding the portfolio holdings of any client account or any fund the adviser or its control affiliates manage, or is involved in making securities recommendations to clients, or has access to such recommendations that are non-public. All of the firm's directors, officers, and partners are presumed to be access persons.

“Advisers Act” means Investment Advisers Act of 1940.

“Adviser” means NWM.

“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934: a direct or indirect “pecuniary interest“ that is held or shared by a person directly or indirectly in a security, through any contract, arrangement, understanding, relationship or otherwise, which offers the opportunity to directly or indirectly profit or share in any profit from a transaction. An access person is presumed to have beneficial ownership of any family member's account.

“CCO” means Chief Compliance Officer per rule 206(4)-7 of the Investment Advisers Act of 1940.

For the purposes of this Code of Ethics, a “Conflict of Interest” will be deemed to be present when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the adviser as a whole.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

“Investment personnel” means any employee of the adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for clients.

“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

“Reportable Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security“, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing, except:

■	Direct obligations of the Government of the United States.
■	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.
■	Shares issued by money market funds.
■	Shares issued by open-ended funds other than reportable funds.
■	Shares issued by unit investment trusts that are invested exclusively in one or more open-ended funds, none of which are reportable funds.

“Supervised Persons” means directors, officers, and partners of the adviser (or other persons occupying a similar status or performing similar functions); employees of the adviser; and any other person who provides advice on behalf of the adviser and is subject to the adviser's supervision and control.

Compliance Procedures

Compliance with Laws and Regulations

Supervised persons of NWM must comply with applicable state and federal securities laws. Specifically, supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

■	To defraud such client in any manner.
■	To mislead such client, including making any statement that omits material facts.
■	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon such client.
■	To engage in any manipulative practice with respect to such client.
■	To engage in any manipulative practice with respect to securities, including price manipulation.

Prohibited Purchases and Sales

Insider Trading

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information about the security. The SEC defines information as material if “there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision.” Information is non-public if it has not been disseminated in a manner making it available to investors generally.

NWM strictly prohibits trading personally or on the behalf of others, directly or indirectly, based on the use of material, non-public or confidential information. NWM additionally prohibits the communicating of material non-public information to others in violation of the law. Employees who are aware of the misuse of material non-public information should report such to the Chief

Compliance Officer (CCO). This policy applies to all of NWM's employees and associated persons without exception.

Please note that it is the SEC's position that the term “material non-public information” relates not only to issuers but also to the adviser's securities recommendations and client securities holdings and transactions.

Initial Public Offerings (IPOs)

No access person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering.

Limited or Private Offerings

No person or other employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering.

Miscellaneous Restrictions

Blackout Periods

From time to time, representatives of NWM may buy or sell securities for themselves at or around the same time as clients. This may provide an opportunity for representatives of NWM to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. When similar securities are being bought or sold, NWM employees will either transact clients' transactions before their own or will transact alongside clients' transactions in block or bunch trades.

Margin Accounts

Investment personnel are prohibited from purchasing securities on margin.

Option Transactions

Investment personnel are prohibited from purchasing options, unless pre-cleared by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, which is owned by any client of the firm, except for short sales “against the box.”

Prohibited Activities

Conflicts of Interest

NWM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients. A conflict of interest may arise if a person's personal interest interferes or appears to interfere with the interests of NWM or its clients. A conflict of interest can arise whenever a person takes action or has an interest that makes it difficult for him or her to perform his or her duties and responsibilities for NWM honestly, objectively, and effectively.

While it is impossible to describe all of the possible circumstances under which a conflict of interest may arise, listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

• Access persons may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This kind of favoritism would constitute a breach of fiduciary duty.
• Access persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

Access persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the investment personnel may not participate in any decision-making process regarding the securities of that issuer.

Political and Charitable Contributions

Supervised persons that make political contributions must report each such contribution to the CCO through the third-party code of ethics reporting solution. Supervised persons are prohibited from considering the adviser's current or anticipated business relationships as a factor in soliciting political or charitable donations.

Gifts and Entertainment

Supervised persons shall not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

No supervised person may receive any gift, service, or other thing of more than de minimis value from any person or entity that does business with or on behalf of the adviser. No supervised person may give or offer any gift of more than de minimis value to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment also should be considered to be of de minimis value if the person or entity providing the entertainment is present.

All gifts, given and received, will be recorded via Orion.

No supervised person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Supervised persons must not offer, give, solicit or receive any form of bribe or kickback.

Service on Board of Directors

Supervised persons shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of NWM, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Confidentiality

Supervised persons shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information, except when they are authorized or legally obliged to disclose the information. They may not use confidential information acquired in the course of their work for their personal advantage. Supervised persons must keep information about clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the client's security holdings, and advice furnished to the client by the firm.

Pre-Clearance

For any activity where it is indicated in the Code of Ethics that pre-clearance is required, the following procedure must be followed:

•	Pre-clearance requests must be submitted by the requesting supervised person to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.
•	The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
•	Pre-clearance authorizations expire 48 hours after the approval, unless otherwise noted by the CCO on the written authorization response.
•	Records of pre-clearance requests and responses will be maintained by the CCO for monitoring purposes and ensuring the Code of Ethics is followed.

Personal Securities Reporting and Monitoring

Holdings Reports

Every access person shall, no later than ten (10) days after the person becomes an access person and annually thereafter, file a holdings report containing the following information:

•	The title, exchange ticker symbol or CUSIP number (when available), type of security, number of shares and principal amount of each Reportable Security in which the access person has any direct or indirect beneficial ownership when the person becomes an access person.

•	The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person.

•	The date that the report was submitted by the access person.

Transaction Reports

Every Access Person shall, no later than thirty (30) days after the end of calendar quarter, file transaction reports containing the following information:

• For each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial interest, the access person must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number (when available), type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

• The nature of the transaction (e.g., purchase, sale).

• The price of the security at which the transaction was effected.

• The name of any broker, dealer or bank with or through the transaction was effected.

• The date that the report was submitted by the access person.

Access Persons may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, provided that the required information is contained in those confirmations and statements.

Report Confidentiality

Holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the code or to comply with requests for information from government agencies.

Exceptions to Reporting Requirements

Access Persons do not need to submit:

Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

A transaction report with respect to transactions effected pursuant to an automatic investment plan.

A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the firm holds in its records so long as it receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

Review of Personal Securities

NWM is required by the Advisers Act and applicable state law to review Access Persons' initial Holdings report and to do so annually thereafter. Transaction reports are reviewed at least quarterly. The CCO is responsible for reviewing these transactions and holdings reports.

Access Persons are subject to the reporting requirements detailed above for personal accounts and all accounts in which they have any beneficial ownership in any reportable securities. For clarification, these terms are defined in this Code.

Certification of Compliance

Initial Certification

The firm is required to provide supervised persons with a copy of this Code. Supervised persons are to certify in writing via a NWM attestation statement that they have:

(a) received a copy of this Code; (b) read and understand all provisions of this Code; and (c) agreed to comply with the terms of this Code.

Acknowledgement of Amendments

The firm must provide supervised persons with any amendments to this Code and supervised persons must submit a written acknowledgement that they have received, read, and understood the amendments to this Code.

Annual Certification

Supervised persons must annually certify via a NWM attestation statement that they have read, understood, and complied with this Code of Ethics and that the supervised person has made the reports required by this code and has not engaged in any prohibited conduct.

The CCO shall maintain records of these certifications of compliance. A template through third party Code of Ethics administrator.

Reporting Violations and Whistleblower Provisions

Supervised persons must report violations of the firm's Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO's Supervisor or other firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

•	Noncompliance with applicable laws, rules, and regulations.

•	Fraud or illegal acts involving any aspect of the firm's business.

•	Material misstatements in regulatory filings, internal books and records, clients records or reports.

•	Activity that is harmful to clients, including fund shareholders.

•	Deviations from required controls and procedures that safeguard clients and the firm; and

•	Violations of the firm's Code of Ethics.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

Compliance Officer Duties

Training and Education

CCO shall be responsible for training and educating supervised persons regarding this Code. Training will occur periodically as needed and supervised persons are required to attend any training sessions or read any applicable materials.

Recordkeeping

CCO shall ensure that NWM maintains the following records in a readily accessible place:

•	A copy of each Code of Ethics that has been in effect at any time during the past five years.

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred.

•	A record of written acknowledgements and/or attestation statements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a supervised person. These records must be kept for five years after the individual ceases to be a supervised person of the firm.

•	Holdings and transactions reports made pursuant to the code, including any brokerage confirmation and account statements made in lieu of these reports.

•	A list of the names of persons who are currently, or within the past five years were, access and/or supervised persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by access or supervised persons in initial public offerings and limited offerings for at least five years after the end of the fiscal year in which approval was granted.

•	A record of any decisions that grant employees or access or supervised persons a waiver from or exception to the Code.

Annual Review

CCO shall review at least annually the adequacy of this Code of Ethics and the effectiveness of its implementation and make any changes needed.

Sanctions

Any violations discovered by or reported to the CCO shall be reviewed and investigated promptly and reported through the CCO to the Supervisor or other firm principal. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. Upon recommendation of the CCO, the Supervisor may impose such sanctions for violation of this Code of Ethics as it deems appropriate, including, but not limited to:

•	Letter of censure.
•	Suspension or termination of employment.
•	Reversal of a securities trade at the violator's expense and risk, including disgorgement
•	of any profit.
•	In serious cases, referral to law enforcement or regulatory authorities.

Political Contributions (“Pay to Play Rules”)

Rule 206(4)-5 under the Advisers Act (the “Pay to Play Rules“) curtails improper influence on government officials and entities when awarding contracts to a registered investment adviser to advise/manage public funds.

The Pay to Play Rules generally prohibit NWM, as an investment adviser, from providing advisory services for compensation to a government entity (including the investment by the government entity in any fund) for two years when NWM or certain supervised persons makes a contribution (as defined below) to certain state, local or federal government-elected officials or candidates where the office of such official or candidate is directly or indirectly responsible for or can influence (or has authority to appoint any person who is directly or indirectly responsible for or can influence) the hiring of NWM to manage the assets of the government entity. Government entities covered by the Pay to Play Rules include state, local or federal government pension plans, state university endowments and other state, local or federal government accounts.

The compensation prohibition would be triggered when a “contribution” to a government official or campaign is made by NWM or by certain supervised persons. Examples of “contributions“ include but may not be limited to the donation of money (check, credit card or cash) for a political campaign or in kind contributions such as the use of a personal residence or office location, staff or refreshments for a campaign event, payment to attend a political fund-raising event or anything else of value for the purpose of influencing an election.

In addition, NWM may be prohibited from receiving compensation from a government client for two years if either NWM or a supervised person engages in fundraising activities that include soliciting or coordinating (“bundling”) political contributions or payments to a state or local political party where, or to an official or candidate of a government entity to which, NWM is providing or seeking to provide advisory services. Supervised persons should be sensitive that fundraising may occur at a formal event organized and classified as a fundraiser or on an unplanned basis in an informal setting.

Pre-Clearance Requirements and Procedures

NWM does not actively work with elected officials or government entities. It is not believed that preclearance is necessary for the firm. Supervised Persons are required to disclose political contributions quarterly to ensure that in the event the firm begin working with these individuals or entities on a routine basis, contributions can be considered.

Prohibition on Indirect Contributions and Activities

Neither NWM nor any supervised person shall use any person or entity to circumvent or act as a “conduit” to make contributions, or coordinate any contributions, to an official or candidate. Supervised Persons may not be directly or indirectly reimbursed or otherwise compensated by NWM for any political contribution or activity prohibited by this policy and otherwise cannot do indirectly what they cannot do directly pursuant to this policy.

New Employees

New employees (and certain consultants deemed supervised persons by the CCO) will be required to complete a form to report political contributions made by them (and their spouses and immediate family members) over the previous two years. This information will be submitted to the CCO prior to hiring or engagement to ensure compliance with the Pay to Play Rule.

Third Party Solicitors

The federal Pay to Play Rule also prohibits NWM from providing or agreeing to provide, directly or indirectly, payment to any third-party solicitor who, for a fee, solicits advisory business from any government client on behalf of NWM, unless the solicitor is a regulated person. A regulated person is a (i) registered broker-dealer, also subject to pay to play restrictions; (ii) registered investment adviser also subject to pay to play restrictions; or (iii) registered municipal adviser subject to the pay to play restrictions adopted by the Municipal Securities Rulemaking Board. The CCO should be consulted prior to engaging any solicitor to receive pre-clearance to engage such solicitor and to ensure that such solicitor meets the definition of a “Regulated Person” and has sufficient “pay to play” policies in effect. Each agreement with a solicitor prior to its execution must be reviewed and approved in writing by the cco.

In certain limited circumstances, NWM may have a limited ability to cure the consequences of an inadvertent political contribution to an official for whom the supervised person making it is not entitled to vote, provided that the contributions, in the aggregate, do not exceed $350 to any one official, per election, if discovered within four months of the date of such contribution. Therefore, in order to catch any such inadvertent contribution, the CCO will require quarterly certification from supervised persons that political contributions have been reported and are recorded in compliance with the Pay to Play Policy.

Outside Business Activities

Supervised persons shall not engage in any outside business activity without prior firm approval.

Definitions

Outside business activity is any employment or compensation from any other person or entity as a result of a business activity, other than a passive investment, outside the scope of a supervised person's relationship to NWM.

Review and Approval by the President

Supervised persons of NWM are required to report outside business activities to the President for review prior to engaging in these activities. The President will review these activities with management to determine if they create a conflict of interest with the supervised persons' ability to act in the best interest of the firm's customers. If it is determined that a conflict does exist, the President will determine if the conflict can be appropriately mitigated by disclosure or other means. Ultimate authority to approve a supervised person's outside business activity rests with Firm management.

The supervised person shall provide the following information to their supervisor and the President regarding the activity:

•	Name, address, contact information for the person or entity paying the compensation.

•	Complete description of the activity.

•	Amount of compensation or formula; and

•	Duration of the activity.

Disclosure on Appropriate Documents (1A, 1B, 2A, 2B, U4)

Individual Form U4s and Form ADV Part 2Bs will be updated as needed for outside business activities. It is the responsibility of the individual supervised person and the CCO to make sure these documents are updated promptly in the event disclosure is required.

Likewise, certain outside business activities of supervised persons may require firm documents to be updated as well. If updates are required for Form ADV Part 1A, Part 1B, and/or Part 2A, then the CCO will be responsible for updating these documents when needed.

Record Keeping Requirements

The President will keep and maintain records of all outside business activity requests and any relevant supporting documentation that helped in the decision to approve or deny the outside business activity.

Oversight of Service Providers

The firm may contract with vendors to perform certain functions. While NWM may never contract its supervisory and compliance activities away from its direct control, it may outsource certain activities that support the performance of its supervisory and compliance responsibilities. Such activities may include custodians, broker/dealers, sub-advisers, email retention providers, accounting/finance (payroll, expense account reporting), legal and compliance, information technology, operations functions (statement production, disaster recovery services), and administration functions (human resources, internal audits).

The President will oversee service providers that impact its operations or that could pose a risk to operations or its clients. The CCO should be familiar with each service provider's operations and understand the aspects of their operations that expose the firm to compliance risks.

Evaluating New Service Providers

The selection of a service provider will depend, in large part, on the services needed by the firm and the service provider's ability to fulfill those needs. Each service provider agreement should clearly outline the scope of the provider's responsibilities.

When evaluating a service provider for the first time, the President or a designee will review and consider the following information, as applicable:

•	the service provider's history and reputation in the industry, including the experiences of similar entities serviced by this provider and the provider's history of client retention.
•	the service provider's financial condition and ability to devote resources to the firm
•	recent corporate transactions (such as mergers and acquisitions) that involve the service provider.
•	the level of service that will be provided to the investment adviser.
•	the nature and quality of the services to be provided.
•	the experience and quality of the staff providing services and the stability of the workforce.
•	the service provider's operational resiliency, including its disaster recovery and business continuity plans.
•	the technology and process it uses to maintain information security, including the privacy of customer data.
•	the service provider's communications technology.
•	the service provider's insurance coverage; and
•	the reasonableness of fees in relation to the nature of the services to be provided.

Where potential conflicts of interest exist, the President must evaluate the extent to which such potential conflicts are mitigated.

Ongoing oversight of Service Providers

The President shall be responsible for monitoring all service providers to ensure compliance with the terms and conditions of the firm's contract. At the beginning of the relationship and periodically, the firm should review service provider's financial condition and ability to devote resources to the firm.

•	recent corporate transactions (such as mergers and acquisitions) that involve the service provider.
•	the level of service provided to the investment adviser.
•	the reasonableness of fees in relation to the nature of the services to be provided.
•	the potential for conflicts of interest that could unfairly benefit The Adviser or others to the detriment of clients.
•	the experience and quality of the staff providing services and the stability of the workforce.
•	the service provider's operational resiliency, including its disaster recovery and business continuity plans.
•	the technology and process it uses to maintain information security, including the privacy of customer data; and
•	the service provider's communications technology.

Where potential conflicts of interest exist, the CCO must evaluate the extent to which such potential conflicts are mitigated.

Evaluating Potential Conflicts of Interest

In evaluating service provider arrangements, the President should be alert for any arrangements that could unfairly benefit the investment adviser or others to the detriment of the firm or its clients.

When evaluating an arrangement with an affiliated service provider that in turn subcontracts to an unaffiliated service provider, the firm shall inquire about the respective roles of the two entities and whether management or the affiliated service provider receives any benefit, directly or indirectly, other than the fees payable under the contract. The President must evaluate the fees paid to the affiliated and any unaffiliated service provider relative to the services each will perform.

Conflicts of interest also may arise in arrangements with unaffiliated service providers. The firm shall also inquire about other business relationships between affiliates of the investment adviser and the service